Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No: 333-267837) of Rentokil Initial plc of our report dated April 4, 2023, relating to the financial statements of Rentokil Initial plc, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

April 4, 2023

PricewaterhouseCoopers LLP, 1 Embankment Place, London WC2N 6RH

T: +44 (0) 20 7583 5000, F: +44 (0) 20 7212 4652, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH.PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business and by the Solicitors Regulation Authority for regulated legal activities.